Exhibit 99.1

NEWS RELEASE

DATE:                                                         July 25, 2007     4:30 p.m. E.S.T

CONTACT:                            James L. Saner, Sr., President and CEO

MainSource Financial Group, Inc.  812-663-0157

MAINSOURCE FINANCIAL GROUP–NASDAQ, MSFG –

Announces Earnings for the Second Quarter 2007

Greensburg, Indiana (NASDAQ: MSFG) James L. Saner, Sr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited results for the quarter ended June 30, 2007.  Net income was $6.0 million in the second quarter of 2007, which equates to $0.32 per share, compared to $5.5 million for the same period a year ago.  During the second quarter, the Company incurred approximately $300,000 of pre-tax expenses related to the data processing system conversion of its Hobart, Indiana affiliate.  Excluding these expenses, earnings per share would have been $0.33 for the quarter.  Key measures of the financial performance of the Company are return on average shareholders’ equity and return on average assets.  Return on average shareholders’ equity was 9.14% for the second quarter of 2007 while return on average assets was 0.98% for the same period.

Mr. Saner stated, “We are pleased with our second quarter performance given the challenging environment that we are currently facing with the yield curve and the fierce competition for deposits and loans.  Our net interest margin has appeared to stabilize, fee income is strong, and our balance sheet growth is solid.  Despite a decrease in our mortgage loan portfolio, our total loans have grown at an annualized rate of 5% with the heaviest growth in commercial loans.  In addition, our core deposits have grown at an annualized rate of 6% for the first six months of 2007 when excluding the short-term spike in year-end deposits related to public fund tax deposits.”

Mr. Saner continued, “We were especially pleased with the improvement in credit quality as this has been a major focus for the Company over the past several quarters.  We have been successful in decreasing the non-performing assets to assets ratio during the first two quarters of 2007 to 0.70% of total assets. We are also hopeful this trend will continue throughout 2007. Our focus remains on our strategic initiatives for 2007 including organic loan and deposit growth, improved efficiencies and developing customer relationships.”

NET INTEREST INCOME

Net interest income was $18.8 million for the second quarter of 2007, which represents an increase of 14.6% versus the second quarter of 2006.  The increase was due primarily to the acquisition activity in 2006, which occurred throughout the second quarter of 2006.  Net interest margin, on a fully-taxable equivalent basis, was 3.65% for the second quarter of 2007, down five basis points on a linked quarter basis.

NON-INTEREST INCOME

The Company’s non-interest income increased to $7.5 million for the second quarter of 2007 compared to $5.9 million for the same period in 2006.  Service charges on deposit accounts increased $1.1 million due primarily to the increase in the number of deposit accounts from the 2006 acquisition activity.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $17.1 million for the second quarter of 2007 compared to $14.6 million for the same period in 2006, an increase of 17.1%.  Increases in employee costs, occupancy expenses, equipment expenses, and intangibles amortization were primarily attributable to the acquisitions in 2006.  The Company’s efficiency ratio was 63.9% for the second quarter of 2007, which was equal to the same period a year ago.  It is anticipated that the Company’s efficiency ratio will improve throughout 2007 as the Company benefits from the integrations of the data processing systems at its Hobart, Indiana affiliate, completed in May 2007, and at its Crawfordsville, Indiana affiliate, scheduled for September 2007.  These integrations will allow the Company to better leverage its current operating infrastructure and decrease its data processing expenses in the second half of 2007 and beyond.

ASSET QUALITY

Credit quality improved for the second consecutive quarter.  Non-performing assets were $17.2 million as of June 30, 2007, a decrease of $1.2 million from the $18.4 million as of March 31, 2007 and a $3.9 million decrease since the end of the year.  Non-performing assets represented 0.70% of total assets as of June 30, 2007 compared to 0.76% as of March 31, 2007 and 0.87% as of December 31, 2006.  Annualized net charge-offs for the first six months of 2007 equaled 0.16% of average outstanding loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 0.81% as of June 30, 2007.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

Income Statement Summary

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
Interest Income	$36,061	$28,582	$71,161	$51,237
Interest Expense	17,311	12,174	33,804	20,595
Net Interest Income	18,750	16,408	37,357	30,642
Provision for Loan Losses	899	363	1,595	723
Noninterest Income:
Insurance commissions	512	521	931	941
Trust and investment product fees	447	296	815	589
Mortgage banking	749	564	1,364	1,144
Service charges on deposit accounts	3,406	2,303	6,076	4,154
Gain/(losses) on sales of securities	190	—	229	61
Interchange income	846	639	1,587	1,136
Other	1,317	1,572	2,556	2,769
Total Noninterest Income	7,467	5,895	13,558	10,794
Noninterest Expense:
Employee	9,475	8,309	19,164	15,714
Occupancy	1,312	1,164	2,738	2,222
Equipment	1,525	1,245	2,983	2,379
Intangible amortization	667	469	1,333	890
Telecommunications	520	440	1,012	887
Stationary, printing, and supplies	379	289	762	524
Other	3,219	2,686	5,975	4,387
Total Noninterest Expense	17,097	14,602	33,967	27,003
Earnings Before Income Taxes	8,221	7,338	15,353	13,710
Provision for Income Taxes	2,218	1,856	3,935	3,442
Net Income	$6,003	$5,482	$11,418	$10,268

Average Balance Sheet Data

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
Gross Loans	$1,584,554	$1,284,394	$1,577,124	$1,137,498
Earning Assets	2,121,908	1,779,892	2,107,832	1,637,452
Total Assets	2,414,111	2,006,436	2,401,827	1,830,224
Noninterest Bearing Deposits	191,940	162,782	187,483	158,138
Interest Bearing Deposits	1,625,573	1,404,511	1,626,453	1,289,434
Total Interest Bearing Liabilities	1,938,576	1,628,947	1,933,940	1,476,503
Shareholders’ Equity	259,610	197,938	256,597	180,992

Per Share Data

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
Diluted Earnings Per Share	$0.32	$0.33	$0.61	$0.66
Cash Dividends Per Share	0.140	0.133	0.275	0.262
Market Value - High	17.50	18.13	17.53	18.52
Market Value - Low	16.15	15.57	15.42	15.57
Average Outstanding Shares (diluted)	18,750,172	16,574,992	18,753,555	15,501,240

Key Ratios

	Three months ended June 30		Six months ended June 30
	2007	2006	2007	2006
Return on Average Assets	0.98%	1.10%	0.96%	1.13%
Return on Average Equity	9.14%	11.11%	8.97%	11.44%
Net Interest Margin	3.65%	3.82%	3.68%	3.92%
Efficiency Ratio	63.90%	63.86%	65.33%	63.42%
Net Overhead to Average Assets	1.60%	1.74%	1.71%	1.79%

Balance Sheet Highlights

As of June 30	2007	2006
Total Loans (Excluding Loans Held for Sale)	$1,612,204	$1,551,661
Allowance for Loan Losses	13,112	14,426
Total Securities	489,805	483,735
Goodwill and Intangible Assets	136,657	122,246
Total Assets	2,452,571	2,375,548
Noninterest Bearing Deposits	203,638	189,682
Interest Bearing Deposits	1,636,574	1,567,387
Other Borrowings	333,685	358,734
Shareholders’ Equity	252,626	239,897

Other Balance Sheet Data

As of June 30	2007	2006
Book Value Per Share	$13.49	$12.72
Loan Loss Reserve to Loans	0.81%	0.93%
Nonperforming Assets to Total Assets	0.70%	0.90%
Outstanding Shares	18,732,395	18,854,455

Asset Quality

As of June 30	2007	2006
Loans Past Due 90 Days or More and Still Accruing	$1,425	$528
Non-accrual Loans	14,432	16,332
Other Real Estate Owned	1,312	4,606
Total Nonperforming Assets	$17,169	$21,466

Net Charge-offs - YTD	$1,275	$1,102
Net Charge-offs as a % of average loans	0.16%	0.20%

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.5 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its four banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.

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MainSource Financial Group, Inc. 201 N. Broadway, P.O. Box 87, Greensburg, IN  47240